Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Pluralsight, Inc. for the registration of 11,711,009 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of Pluralsight, Inc. and the effectiveness of internal control over financial reporting of Pluralsight, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
June 8, 2020